Exhibit 5

McGuireWoods LLP

One James Center

Richmond, Virginia 23219

January 12, 2006

Virginia Electric and Power Company

701 East Cary Street

Richmond, Virginia 23219

Ladies and Gentlemen:

We have advised Virginia Electric and Power Company, a Virginia corporation (the “Company”), in connection with (i) the Registration Statement on Form S-3, as amended (File No. 333-130932) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the “Act”), the Company’s senior debt securities to be offered from time to time by the Company on terms to be determined at the time of the offering, and (ii) the issuance by the Company of up to $450,000,000 aggregate principal amount of the Company’s 2006 Series A 5.4% Senior Notes due 2016 and up to $550,000,000 aggregate principal amount of the Company’s 2006 Series B 6.0% Senior Notes due 2036 (collectively, the “Notes”) as described in the Company’s Prospectus, dated January 9, 2006, which is a part of the Registration Statement, and Prospectus Supplement, dated January 10, 2006 (the “Prospectus Supplement”). The Notes are being issued under an indenture dated as of June 1, 1998, between the Company and JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank), as trustee (the “Trustee”), as heretofore supplemented and amended (the “Indenture”), and resolutions of the Board of Directors of the Company adopted January 9, 2006 and January 10, 2006, and are being offered to the public in accordance with an Underwriting Agreement, dated January 10, 2006, among the Company and the Underwriters named on Schedule I thereto. Capitalized terms used and not defined herein shall have the meanings assigned to them in the Registration Statement or the Indenture.

We have examined such corporate records, certificates and other documents, and reviewed such questions of law, as we have considered necessary or appropriate for the purpose of this opinion.

On the basis of such examination and review, we advise you that, in our opinion, when the Notes have been duly issued and sold in the manner contemplated by the Registration Statement and the Prospectus Supplement, and assuming due authentication thereof by the Trustee or the Authenticating Agent in accordance with the provisions of the Indenture, as amended and supplemented, the Notes will constitute valid and binding obligations of the Company.

Virginia Electric and Power Company

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K and the incorporation of this opinion by reference in the Registration Statement and to references to us under the heading “Legal Matters” in the Registration Statement and in the Prospectus Supplement relating to the Notes. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ McGuireWoods LLP